Exhibit 4.6

CERTIFICATE OF DOMESTICATION

OF

ACT II GLOBAL ACQUISITION CORP.

Pursuant to Sections 103 and 388 of the General

Corporation Law of the State of Delaware

Act II Global Acquisition Corp., a Cayman Islands exempted company limited by its shares, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be renamed “Whole Earth Brands, Inc.” and referred to herein after such time as the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.             The Corporation was originally incorporated on the 16th day of August, 2018 under the laws of the Cayman Islands.

2.             The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Act II Global Acquisition Corp.

3.             The name of the Corporation as set forth in the Certificate of Incorporation is Whole Earth Brands, Inc.

4.             The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.             The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Act II Global Acquisition Corp. and the conduct of its business or by applicable non-Delaware law, as appropriate.

6.             Pursuant to Section 103(d) of the Delaware General Corporation Law, this Certificate of Domestication shall be effective at           [a.m./p.m.] on                    , 2020.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this          day of               , 2020.

ACT II GLOBAL ACQUISITION CORP., a Cayman Islands company

By:
Name:
Title: